TEMPUR SEALY ANNOUNCES FOURTH QUARTER CASH DIVIDEND

LEXINGTON, KY, October 28, 2021 – Tempur Sealy International, Inc. (NYSE: TPX, “Company” or “Tempur Sealy”) today announced that its Board of Directors has declared a fourth quarter cash dividend on its common stock of $0.09 per share. The dividend is payable on November 23, 2021 to shareholders of record as of November 11, 2021.

About Tempur Sealy International, Inc.
Tempur Sealy is committed to improving the sleep of more people, every night, all around the world. As a global leader in the design, manufacture and distribution of bedding products, we know how crucial a good night of sleep is to overall health and wellness. Utilizing over a century of knowledge and industry-leading innovation, we deliver award-winning products that provide breakthrough sleep solutions to consumers in over 100 countries.
Our highly recognized brands include Tempur-Pedic, Sealy® featuring Posturepedic® Technology, and Stearns & Foster® and our non-branded offerings include value-focused private label and OEM products. Our distinct brands allow for complementary merchandising strategies and are sold through third-party retailers, our Company-owned stores and e-commerce channels. This omni-channel strategy ensures our products are offered wherever and however customers want to shop.
Lastly, we accept our global responsibility to serve all stakeholders, our community and environment. We have and are implementing programs consistent with our responsibilities.

Investor Relations Contact
Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com